Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-79791, 333-40066, 333-101110, 333-118756, 333-146049, 333-161803, 333-166961, 333-174336, 333-189301, 333-198413, 333-207396, 333-211825, 333-225295 and 333-231969) on Form S-8 and in the Registration Statements (No. 333-198408 and 333-230379) on Form S-3 of Nordstrom, Inc., of our report dated June 14, 2019, with respect to the statements of net assets available for benefits of the Nordstrom 401(k) Plan as of December 31, 2018 and 2017, the related statement of changes in net assets available for benefits for the year ended December 31, 2018, and the related supplementary information as of December 31, 2018, appearing in this Annual Report (Form 11-K) of the Nordstrom 401(k) Plan.

/s/ Moss Adams LLP
Seattle, Washington
June 14, 2019